Exhibit 99.1
FOR IMMEDIATE RELEASE

GSE SYSTEMS SET TO JOIN RUSSELL MICROCAP® INDEX

Sykesville, MD – June 16, 2016 – GSE Systems, Inc. ("GSE" or "the Company") (NYSE MKT: GVP), the world leader in real-time high-fidelity simulation systems and training solutions to the power and process industries, today announced that it is set to join the Russell Microcap® Index at the conclusion of the Russell US Indexes annual reconstitution, effective after the US market opens on June 27, according to a preliminary list of additions posted on June 10, 2016.

Membership in the Russell Microcap® Index, which remains in place for one year, means automatic inclusion in the appropriate growth and value style indexes.  FTSE Russell determines membership for its Russell indexes by objective, market-capitalization rankings and style attributes.

Kyle J. Loudermilk, Chief Executive Officer and President of GSE, said, "Inclusion in the Russell Microcap® Index is a notable milestone for GSE and reflects our recent operational improvements, strengthened leadership team, and new business wins.  We believe our membership in this index will raise GSE's profile among members of the financial community and bolster share liquidity as we continue to execute on our growth strategy."

Indexes provided by FTSE Russell, a leading global index provider, are widely used by investment managers and institutional investors for index funds and as benchmarks for active investment strategies.  Approximately $6 trillion in assets are benchmarked against the Russell US Indexes.

For more information on the Russell Microcap® Index and the Russell US Indexes reconstitution, go to the "Russell Reconstitution" section on the FTSE Russell website.

ABOUT GSE SYSTEMS, INC.
GSE Systems, Inc. is a world leader in real-time high-fidelity simulation, providing a wide range of simulation, training and engineering solutions to the power and process industries. Its comprehensive and modular solutions help customers achieve performance excellence in design, training and operations.  GSE's products and services are tailored to meet specific client requirements such as scope, budget and timeline. The Company has over four decades of experience, more than 1,100 installations, and hundreds of customers in over 50 countries spanning the globe. GSE Systems is headquartered in Sykesville (Baltimore), Maryland, with offices in St. Marys, Georgia; Chennai, India; Nyköping, Sweden; Stockton-on-Tees, UK; and Beijing, China. Information about GSE Systems is available at www.gses.com.

ABOUT FTSE RUSSELL
FTSE Russell is a global index leader and data provider that provides innovative benchmarking, analytics and data solutions for investors worldwide.  FTSE Russell calculates thousands of indexes that measure and benchmark markets and asset classes in more than 70 countries, covering 98% of the investable market globally.

FTSE Russell index expertise and products are used extensively by institutional and retail investors globally. Approximately $10 trillion is currently benchmarked to FTSE Russell indexes. For over 30 years, leading asset owners, asset managers, ETF providers and investment banks have chosen FTSE Russell indexes to benchmark their investment performance and create ETFs, structured products and index-based derivatives.

A core set of universal principles guides FTSE Russell index design and management: a transparent rules-based methodology is informed by independent committees of leading market participants. FTSE Russell is focused on applying the highest industry standards in index design and governance, and embraces the IOSCO principles. FTSE Russell is also focused on index innovation and client collaboration as it seeks to enhance the breadth, depth and reach of its offering.

FTSE Russell is wholly owned by London Stock Exchange Group. For more information, visit www.ftserussell.com.

FORWARD LOOKING STATEMENTS
We make statements in this press release that are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements reflect our current expectations concerning future events and results. We use words such as "expect," "intend," "believe," "may," "will," "should," "could," "anticipates," and similar expressions to identify forward-looking statements, but their absence does not mean a statement is not forward-looking. These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties, and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Company Contact	The Equity Group Inc.
Chris Sorrells	Devin Sullivan
Interim Chief Operating Officer	Senior Vice President
GSE Systems, Inc.	(212) 836-9608
(410) 970-7802	dsullivan@equityny.com

Kalle Ahl, CFA
Senior Associate
(212) 836-9614
kahl@equityny.com